Exhibit 10.30


                       EMPLOYMENT AGREEMENT

         Agreement made as of the 5th day of May, 1997, between SMITH CORONA CORPORATION, a Delaware corporation (the "Company"), and John A. Piontkowski (the "Executive").

         WHEREAS, the Company has confirmed its Third Amended Second Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, as modified by the Technical Amendments to the Debtors' Third Amended Second Joint Plan of Reorganization (the "Plan").

         WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to accept continued employment with the Company, but only on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

         1. The Company shall employ the Executive, and the Executive shall serve the Company, for the period beginning on March 1, 1997 and expiring on March 1, 2000, unless sooner terminated pursuant to the provisions of Section 4 hereof (the "Employment Period").

         2. During the Employment Period, the Executive shall serve the Company as its Executive Vice President and Chief Financial Officer. During the Employment Period, the Executive shall, except during vacation or sick leave, devote the whole of his time, attention and skill during usual business hours (and outside those hours when reasonably necessary to his duties hereunder) to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in him by the Company's Board of Directors (the "Board"); obey the directions of the Board; and use his best efforts to promote the interests of the Company.
The Executive may be required in pursuit of his duties hereunder to perform services for any company controlling (assuming the Executive declines to exercise any resignation right pursuant to
Section 4(d) hereof), controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") and to accept such offices in any Affiliates as the Board may require. The Executive shall obey all policies of the Company and applicable policies of its Affiliates.

         3. a. During the Employment Period, the Company shall pay the Executive a salary at an annual rate of $_______ subject to increase by the Board in its sole discretion, which shall be payable periodically in accordance with the Company's then prevailing payroll practices.

              b. The Company shall award the Executive NewSCC Common Stock (as defined in the Plan) pursuant to Section 6.3 of the Plan in an aggregate amount which shall at all times constitute 1% of the total shares of NewSCC Common Stock which are issued pursuant to the Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants (as defined in the Plan). The Executive's rights to such shares shall vest on the second anniversary of the Effective Date; provided, however, at the Executive's option, that such shares may vest earlier at the time of a Change in Control (as defined in Section 4(d) hereof). The Executive shall be eligible to participate in the employee stock incentive or other similar plan described in Section 6.2 of the Plan in accordance with the provisions thereof. The Executive also shall be eligible to participate in such other incentive compensation programs as may be established by the Board that the Company generally provides to its employees having rank and seniority at the Company comparable to the Executive.

              c. The Executive shall be entitled to four (4) weeks of vacation per calendar year with any unused vacation time carried over to the first quarter of the next calendar year. If the prior year's vacation time is not used by the end of said first quarter, the Company shall pay the Executive for the unused time at his regular annual rate thereby discharging its obligation with respect to the unused time.

              d.   The Executive shall be entitled to such
expense accounts, sick leave, perquisites of office, fringe benefits, insurance coverage (including the Company's Executive Medical and Life Insurance Programs), and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to the Executive. In addition, the Executive shall have annual physical examinations at the Company's expense.

         4. Unless terminated in accordance with the following provisions of this Section 4, the Company shall continue to employ the Executive and the Executive shall continue to work for the Company, during the Employment Period.

              a. This Agreement shall terminate automatically upon the death of the Executive.

              b. The Company may terminate the Executive's employment if the Executive suffers from a physical or mental disability to an extent that renders it impracticable for the Executive to continue performing his duties hereunder. The Executive shall be deemed to be so disabled if (i) a physician selected by the Company advises the Company that the Executive's physical or mental condition will render the Executive unable to perform his duties for a period exceeding three consecutive months, or (ii) due to a physical or mental condition, the Executive has not substantially performed his duties hereunder for a period of three consecutive months. The Company will provide the Executive with long-term disability insurance.

              c. The Company may terminate the Executive's employment at any time for cause; cause shall mean (i) a default or other breach by the Executive of his obligations under Sections 1, 2, 5, 6, 8 and 17 of this Agreement, (ii) misconduct, dishonesty, insubordination or other act by the Executive detrimental to the good will of the Company or damaging to the Company's relationships with its customers, suppliers or employees, (iii) the conviction of a felony, or (iv) any act of disloyalty or breach of trust by the Executive.

              d. The Company may terminate the Executive's employment at any time without cause. The Executive may resign from his employment at any time. In the event that the Executive is terminated without cause, or resigns within thirty (30) days following a Change of Control (as hereinafter defined), (i) the Company shall continue to pay the Executive at a rate equivalent to his regular base salary until the date one (1) year from the date of termination or resignation; (ii) the Company shall continue to provide medical insurance to the Executive until the date one (1) year from the date of termination or resignation; and (iii) the Company shall pay the Executive any accrued but unused vacation time for the current year and any accrued but unused vacation time carried over from any prior year. Such payments to the Executive by the Company will be in full and complete satisfaction (except as provided in subsection (e) below) of any and all obligations owing to the Executive pursuant to this Agreement. "Change of Control" shall mean (i) a stock purchase by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended) who then owns or by virtue of such purchase becomes the beneficial owner of, directly or indirectly, voting securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding voting securities or (ii) any change in the composition of the Company's Board in any one year which involves a majority of such directors and which is not recommended by the Board.

              e.   Upon termination pursuant to (a), (b), (c) or
(d), above, the Company shall pay the Executive or his estate any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Executive shall become immediately due and payable.

         5. The Executive shall not divulge or communicate to any person (except in performing his duties under this Agreement) or use for his own purposes trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or of any of its Affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or data. All documents and objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Executive to the Company upon the termination of the Employment Period or at any earlier time requested by the Company.

         6. The Executive agrees that during the Employment Period and for a period of two years after the termination of the Employment Period (except for a termination without cause or resignation upon a Change of Control pursuant to Section 4(d) above), he will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any of the entities set forth on Exhibit A hereto or in any business competing with or which may compete with the business of the Company (or with any business of any Affiliate for which the Executive performed services hereunder) within any state, region or locality in which the Company or such Affiliate is then doing business or marketing its products, as the business of the Company or such Affiliate may then be constituted. For purposes of this Agreement, the Executive shall be deemed to be engaged in or to have a financial interest in such a business if he is an employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business, or if he directly or indirectly performs services for such entity or if he or any member of his immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit the Executive or a member of his immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

         7. The Executive agrees that he shall not, for a period of two years after the Employment Period, employ any person who was employed by the Company or any of its Affiliates or induce such person to accept employment other than with the Company and its Affiliates.

         8. The Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Product") within the scope of any business of the Company or any Affiliate which the Executive may conceive or make or have conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce, or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

         9. The Company and the Executive each agree to waive trial by jury in any action arising under or in connection with this Agreement or the employment relationship between the Company and the Executive.

         10. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

              If to the Company:

              Smith Corona Corporation
              P.O. Box 2090
              839 Route 13
              Cortland, NY  13045-0990
              Attention:  President

              If to the Executive:

              Mr. John A. Piontkowski
              Six November Trail
              Weston, CT 06883

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

         11. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment with the Company.

         12. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

         13. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an Affiliate) or by the Executive.

         14. If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

         15. a. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               b. Any judicial proceeding brought with respect to this Agreement must be brought in any state or federal court of competent jurisdiction located in the State of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

         16. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         17. The Executive represents and warrants that he is not a party to any agreement which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

         18. The obligations of the Executive set forth in paragraphs 5, 6, 7, 8 and 9 represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

         19. The Executive recognizes that a breach or threatened breach by him of his obligations under Sections 5, 6, 7 or 8 would cause irreparable injury to the Company, and the Company shall be entitled to preliminary and permanent injunctions enjoining him from violating Sections 5, 6, 7 or 8 in addition to any other remedies which may be available.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.



                                  SMITH CORONA CORPORATION



                                  By: /s/ W. Michael Driscoll
                                     Name: W. Michael Driscoll
                                     Title: President and CEO



                                  /s/ John A. Piontkowski
                                       John A. Piontkowski